Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8222

CommonWealth REIT Announces Final Tender Results

Newton, MA (March 25, 2013):  CommonWealth REIT (“CommonWealth”) (NYSE: CWH) today announced that, pursuant to its previously announced tender offer to purchase for cash up to $665,000,000 (the “Maximum Tender Amount”) aggregate principal amount of the Senior Notes (as defined below) (the “Offer”), a total of $670,295,000 principal amount of Senior Notes were validly tendered at or prior to the expiration date of midnight, New York City time, at the end of March 22, 2013 (such time and date, the “Expiration Date”), according to the information provided by Global Bondholder Services Corporation, the tender agent for the Offer.

The Offer was made upon the terms and subject to the conditions set forth in an offer to purchase and related letter of transmittal, dated February 25, 2013, as amended by a press release dated March 1, 2013 and a press release dated March 11, 2013 (together, the “Offer Documents”), to purchase up to the Maximum Tender Amount of the 5.75% Senior Notes due February 15, 2014, 6.40% Senior Notes due February 15, 2015, 5.75% Senior Notes due November 1, 2015 and 6.25% Senior Notes due August 15, 2016, all listed below (the “Senior Notes”).

Issuer(1)	CUSIP Numbers	Title of Security	Principal Amount Outstanding (US$)	Principal Amount Tendered	Percentage Tendered of Principal Amount Outstanding

HRPT Properties Trust	40426WAQ4	5.75% Senior Notes due February 15, 2014	$244,655,000	$145,612,000	59.52%

HRPT Properties Trust	40426WAP6	6.40% Senior Notes due February 15, 2015	$186,000,000	$152,560,000	82.02%

HRPT Properties Trust	40426WAS0	5.75% Senior Notes due November 1, 2015	$250,000,000	$111,227,000	44.49%

HRPT Properties Trust	40426WAR2	6.25% Senior Notes due August 15, 2016	$400,000,000	$260,896,000	65.22%

(1)         At the time of the issuance of the Senior Notes, the issuer, CommonWealth REIT, was then known as HRPT Properties Trust.

While the total amount of Senior Notes tendered exceeds the Maximum Tender Amount, the rules of the Securities and Exchange Commission allow CommonWealth to accept the amount tendered without amending and extending the Offer.  Accordingly, CommonWealth has accepted for purchase all of the Senior Notes validly tendered at or prior to the Expiration Date which have not previously been purchased during the course of the Offer.  CommonWealth expects to make payment for such Senior Notes in same-day funds on March 25, 2013 (the “Final Settlement Date”).

Holders who validly tendered their Senior Notes at or prior to the Expiration Date and whose Senior Notes are accepted for purchase and whose Senior Notes have not previously been purchased during the course of the Offer will receive the “Tender Offer Consideration” specified in the Offer Documents, plus accrued and unpaid interest to the Final Settlement Date, in accordance with the terms set forth in the Offer Documents.

The terms and conditions of the Offer are set forth in the Offer Documents.

Citigroup Global Markets Inc. and RBC Capital Markets, LLC acted as the Dealer Managers for the Offer and Global Bondholder Services Corp. acted as the tender agent and information agent for the Offer.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED. FOR EXAMPLE, LITIGATION HAS BEEN COMMENCED AGAINST COMMONWEALTH TO, AMONG OTHER THINGS, ENJOIN ITS CONSUMMATION OF THE TENDER OFFER AND RESCIND THE FINANCING CONTEMPLATED BY A FINANCING CONDITION TO WHICH THE OFFER IS SUBJECT. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT.

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